Exhibit 99.1

Contact: Chris Brandon Vice President, Investor Relations chris.brandon@jackinthebox.com 619.902.0269

Press Release

Jack in the Box Inc. Welcomes Back Lance Tucker as Chief Financial Officer

SAN DIEGO--(BUSINESS WIRE)-- Jack in the Box Inc. (NASDAQ: JACK) is pleased to announce the return of Lance Tucker as Chief Financial Officer effective January 13, 2025. Tucker is currently Chief Financial Officer of Davidson Hospitality Group while having also served as CFO at CKE Restaurants Inc. and Papa John’s International, Inc. Tucker brings a wealth of experience, a deep understanding of the company’s business operations, and a proven track record of driving results.

Tucker served as CFO of Jack in the Box Inc. from March 2018 to July 2020, during which he played an instrumental role in implementing the company’s securitization, while returning capital and value to shareholders. His leadership and strategic thinking had a positive impact on the business.

“We are thrilled to welcome back Lance to the Jack in the Box family,” said Darin Harris, Chief Executive Officer. “His strong leadership qualities have proven to be a great fit with our executive team. Also, Lance’s strategic expertise will strengthen our financial foundation and drive our goals forward.”

In his role as CFO, Tucker will oversee all aspects of financial strategy, planning, and operations. He will also collaborate closely with the executive team to ensure Jack in the Box remains agile in the rapidly evolving fast-food landscape.

"I am excited to return to Jack in the Box and rejoin a team that shares my passion for innovation and excellence,” said Tucker. “With the company’s momentum and the strengthened relationship with our franchisees, I really look forward to the opportunity to collaborate more closely with them, listening to their unique challenges and opportunities. Together, we’ll build upon our established foundation that prioritizes their growth, financial goals, and adaptability in a competitive market.”

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), founded and headquartered in San Diego, California, is a restaurant company that operates and franchises Jack in the Box®, one of the nation's largest hamburger chains with approximately 2,200 restaurants across 21 states, and Del Taco®, the second largest Mexican-American QSR chain by units in the U.S. with approximately 600 restaurants across 16 states. For more information on both brands, including franchising opportunities, visit www.jackinthebox.com and www.deltaco.com.